Exhibit 99.1

ECA Marcellus Trust I

ECA Marcellus Trust I Announces Quarterly Distribution

ECA Marcellus Trust I

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

HOUSTON, Texas February 7, 2018 —   ECA MARCELLUS TRUST I (NYSE: ECT) announced today that the Trust’s distribution for the quarter ended December 31, 2017 will be $0.067 per unit, which is expected to be distributed on or before February 28, 2018 to holders of record as of the close of business on February 20, 2018.

The Trust was formed by Energy Corporation of America (“ECA”) to own royalty interests in natural gas properties owned at the time by ECA in the Marcellus Shale formation in Greene County, Pennsylvania. In November 2017, Greylock Energy, LLC and certain of its wholly-owned subsidiaries (“Greylock”) acquired substantially all of the gas production and midstream assets of ECA, including substantially all of ECA’s interests in certain natural gas properties that are subject to the royalty interests held by the Trust. The Trust is entitled to receive certain amounts of the proceeds attributable to Greylock’s interest in the sale of production from the properties.  As described in the Trust’s filings, the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of production and natural gas prices and the amount of the Trust’s administrative expenses, among other factors.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate.  Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty.  This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by ECA Marcellus Trust I, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. For distributions made to foreign partners, nominees and brokers should withhold at the highest effective tax rate.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Greylock with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Greylock nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by ECA Marcellus Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	ECA Marcellus Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555
601 Travis Street, 16th Floor Houston, TX 77002